THIS AGREEMENT

BETWEEN

(1)	MAGNESIUM ELEKTRON LIMITED (Company Registration No.3141950) whose registered office is at Anchorage Gateway, 5 Anchorage Quay, Salford M50 3XE (“the Company”), and

(2)	#

MEANING OF WORDS USED

“Board”:	the Board of Directors of Luxfer from time to time (including any committee of the Board duly appointed by it);

"Group Company":
a holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose "holding company" and "subsidiary" have the meanings ascribed to them by Section 1159 of the Companies Act 2006 as amended by Section1160 from time to time and "associated company" means any company where any such holding company or subsidiary holds or controls more than 20% of the equity share capital);

“Luxfer”	Luxfer Holdings PLC the ultimate holding company of the Company;

“Luxfer Group”	means the Group Companies whose ultimate holding company is Luxfer;

“Person”:	includes a body corporate and an unincorporated association of persons and references to a company include any body corporate.
“Termination Date” the date this Agreement terminates for any reason.
RECITALS
This Agreement contains the entire and only agreement and will govern the relationship between the Company and you from the Commencement Date in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company or any Group Company and you relating to your services all of which you agree by executing this Agreement will be deemed to have terminated by mutual consent with effect from the Commencement Date.

1.	APPOINTMENT, POSITION AND DURATION

1.1
You will be employed in the position as described in the schedule to this Agreement ("the Schedule"). You will be employed in this position, subject to the terms of this Agreement and to any subsequent mutually agreed variation in your position, until this Agreement is terminated in accordance with clause 15 below. At the sole discretion of the Chief Executive of Luxfer you will be required to join the Executive Management Board of Luxfer. Continued membership of the Executive Management Board is at the sole discretion of the Chief Executive of Luxfer and can be withdrawn at any time without constituting a breach of this Agreement on the part of the Company.

1.2
Your employment with the Company in the position set out in the Schedule shall be deemed to have commenced on the Commencement Date shown in the Schedule. For the purpose of statutory continuity of service your previous employment with Magnesium Elektron Limited counts towards your period of continuous employment with the Company and your period of continuous employment therefore commenced on the date shown in the schedule. You consent to the transfer of employment under this Agreement to another Group Company at any time during your appointment.

1.3	You will if and so long as you are required by the Company carry out duties and/or act as director of the Company and/or a director, officer, or employee of any other Group Company.

1.4	If you have been appointed a director of the Company or a Group Company at any time, the Company is not obliged to ensure that you remain a director of that Company or Group Company within the meaning of Section 250 of the Companies Act 2006, as amended from time to time, and that your removal from the Board by a shareholders’ resolution if required by law or by any Group Company pursuant to a relevant Article of Association of the Company does not amount to a breach of this Agreement by the Company.

2.	DUTIES

2.1
You shall perform such duties and exercise such powers as shall from time to time be reasonably and lawfully required of you in your position or such other duties as may be required from time to time and as may be within your skill and capability.

2.2	Nothing in this Agreement requires the Company to allocate any, or any particular, duties to you or to provide you with any facilities or opportunity to work.

2.3
In the performance of your obligations under this Agreement you are required at all times to obey such instructions as may be given to you from time to time by the Company or the Board and to comply with all policies and procedures relating to equal opportunities, harassment, health and safety, bribery, competition and with all other rules and procedures introduced by the Company or Luxfer from time to time including but not limited to the Luxfer Group Code of Ethics and the Luxfer Group Insider Trading Policy. For the avoidance of doubt such rules, policies and procedures do not form a part of your contract of employment and are not incorporated by reference into this Agreement. They can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of any rules, policies or procedures may result in disciplinary action.

2.4	During the course of your employment you shall:

2.4.1
promptly make such reports to the Chief Executive Officer of Luxfer or the Board in connection with the affairs of the Company and any Group Company on such matters and at such times as reasonably required;

2.4.2
report your own wrong doing and any wrong doing or proposed wrong doing of any other employee or director of the Company or a Group Company to the Chief Executive Officer of Luxfer or the Board as appropriate immediately on becoming aware of it;

2.4.3
consent to the Company monitoring and recording any use that you make of the Company’s electronic communication systems for the purpose of ensuring that the Company and Luxfer rules are being complied with and for legitimate business purposes;

2.4.5	comply with the requirements under both legislation and regulation as to the disclosure of inside information;

2.4.6	comply with the articles of association of the Company and any constitutional documents of any Group Company (as amended from time to time) of which you are a director or officer.

3.	HOURS OF WORK
There are no fixed hours of work for this employment. You are required to work such hours as may be necessary for the proper performance of your duties. Normal office hours will be advised to you by the Company, but you will be expected to work additional hours and any time off in lieu is entirely at the Company's discretion and subject to the needs of the business.

4.	EXPENSES
You will be reimbursed for all out-of-pocket expenses reasonably and properly incurred by you in the performance of your duties under this Agreement in accordance with the ‘Luxfer Group UK Personal Expenses Manual’. A copy of this document can be obtained from the Luxfer Group Finance Department. For the avoidance of doubt this policy is not incorporated by reference into this Agreement and it may be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of this policy may result in disciplinary action.
5.    LOCATION

Your normal place of work will be the Company's premises as specified in the Schedule.
You may, however, be required on a temporary basis and from time to time to perform the duties hereunder at and from any of the Company's or Group Company’s premises in the United Kingdom and shall undertake such travel within the United Kingdom and overseas as the Company shall reasonably require. It is understood and agreed by you that you may be required to perform duties outside the United Kingdom (but not reside outside the United Kingdom, other than for the reasonable conclusion of these duties).
6.    BENEFITS
During the course of your employment you will receive the following:-

6.1	Basic Salary
You shall be paid, with effect from the Commencement Date, a gross annual salary as described in the Schedule which will accrue from day to day and be payable by equal monthly instalments on the 15th day of each month direct to your bank account.
Your remuneration shall be reviewed annually by the Chief Executive of Luxfer on behalf of the Company on or about the 1 January in each year or such other date as the Chief Executive of Luxfer in his sole discretion shall determine. Neither the Company nor the Chief Executive of Luxfer shall be under any obligation to award an increase following a review of your remuneration.
If you have been appointed as a director of the Company or a Group Company at any time, your salary will be inclusive of any director’s fees to which you may be entitled as a director of the Company or any Group Company.

6.2.	Bonus Scheme
You will be entitled to participate in the discretionary Luxfer Group Management Bonus Scheme (“the Bonus Scheme”). Participation in the Bonus Scheme is subject to the rules of the Bonus Scheme which shall be reviewed from time to time and which may be amended, replaced or withdrawn in the Company's absolute discretion. Within three months of a particular "bonus year" commencing, the Company or the Chief Executive of Luxfer on its behalf will write to you with details of the targets (normally related to business performance, primarily against annual targets for the profitability and cash generation of the MEL Chemicals division of the Luxfer Group and also elements of Luxfer Group performance ) which must be achieved for a bonus to become payable and which has a maximum bonus opportunity in your case as specified in the Schedule. The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice. Participation in or payments under any such Bonus Scheme for any year will not confer any right upon you to be paid a bonus the following year or subsequent years. Any payments are conditional on the Company being satisfied with your conduct and performance up to the date of payment, are purely discretionary and shall not form part of your contractual remuneration under this Agreement.

6.3    Shareholding

6.3.1
You will be entitled to participate in the Luxfer Holdings Long Term Incentive Plan (“LTiP”). Participation in the LTiP is subject to the rules of the LTiP which shall be reviewed from time to time and which may be amended, replaced or withdrawn in the Company's absolute discretion. Participation in the LTiP is purely discretionary and shall not form part of your contractual remuneration under this Agreement. Awards are made annually and are capped at 1.2 times your basic annual salary.

6.3.2
As a member of the Executive Management Board of Luxfer you are required to maintain a minimum holding of Luxfer American Depositary shares (“ADS”) or ordinary shares of 50p each (“Shares”) in your own or your spouse’s name, the amount to be determined by the Board from time to time on behalf of the Company. This does not require you to purchase Shares in the open market but rather to retain those ADS or Shares currently owned or acquired through the LTiP, until such time as you reach the minimum required holding of 10,000 ADS or ordinary shares (approximating to 0.5x your annual basic salary).

6.3.3
Under the terms of the current version of the Luxfer Group Insider Trading Policy which the Company has adopted, in this position you will be classed as a “Covered Person” for insider trading purposes and must obtain permission under that policy to trade any shares/ADS in accordance with the rules set out in the policy.

6.4	Pension
Given restrictions on the amount that can be put into pension schemes by high earners in the UK, the Company will pay you a salary supplement as a percentage of basic salary in lieu of pension contributions. You are entitled to be a member of the Company's UK Defined Contribution Pension Scheme, but no additional company contributions will be made. You may choose how much or how little to pay into the Pension Scheme out of your salary supplement. The salary supplement will not be counted as basic salary for any purpose.

6.5	Life Assurance
During your employment you will be entitled to participate at the Company's expense in the UK life assurance scheme (subject at all times to its rules which may change from time to time). This currently provides life cover of eight times earnings, half of which is intended to compensate for the lack of a spouse’s pension in the defined contribution Pension Scheme or salary supplement arrangements. These insurance policies are written under trust and you should provide the trustees with an ‘expression of wish’ form to inform them of your preferences as to the disposition of any pay-out. Beneficiaries are restricted to immediate family / household members.
For its own benefit, the Company has a 24 hour accident insurance arrangement which will provide either three times or five times annual salary (depending on the circumstances) in the event of your accidental death, or where you sustain specific permanently disabling injuries whilst on the Company’s business. The benefits under the policy in respect of you are payable to the Company. However, the Company may at its sole discretion make payment to you of some or all of the benefits received by it under the policy in accordance with any wishes expressed by you in an ‘expression of wish form’. This, and the above, form can be obtained from the Company’s Pensions Manager and should be completed and returned as soon as possible after you join the Company.
6.6    Medical and Dental Insurance
You are entitled to participate, at the Company’s expense, in the Luxfer Group Corporate Health Care Scheme, subject to the rules of the Scheme for your benefit and your wife and all dependant children under the age of 21, or under 25 if in full time education. You are also entitled to participate at the Company’s expense in the Luxfer Group Corporate Dental Scheme, subject to the rules of the Scheme for your benefit and your wife only.
6.7    Annual Medical Examination
In addition you are encouraged to have an annual medical examination for which the Company will pay.
6.8    Insurance Schemes
Any insurance scheme or policy which is provided for your benefit is subject to the Company's right to alter the terms of cover provided or any term of the scheme or policy from time to time. Benefits under any insurance scheme shall be subject to the rules of that scheme and the terms of any applicable insurance policy and are conditional on you complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements as amended from time to time shall be provided to you on request. The Company shall not have any liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme and shall not be responsible for providing you with any benefit under an insurance scheme in the event that the relevant insurer refuses for whatever reason to pay or provide or to continue to pay or provide that benefit to you.
6.9    Company Vehicle / Car Allowance
While you hold a valid driving licence, the Company shall at your option in accordance with the ‘Senior Executive Car Policy’:

6.9.1
Provide you with a company car as specified in the Schedule in accordance with the ‘Senior Executive Car Policy’ (as amended from time to time), for use in the performance of your duties under this Agreement.

The Company will pay the costs of maintaining, taxing, repairing and insuring the company car. The Company shall reimburse you fully for all properly incurred expenses in connection with the business use of the company carin accordance with ‘Luxfer Group UK Personal Expenses Manual’ as amended from time to time.
Use of the company car shall, at all times, be subject to the Luxfer Group Work Related Road Safety Handbook in force from time to time. In particular you shall take good care of your company car and ensure that the provisions and conditions of any policy of insurance relating to it are observed in all respects. You shall notify the Company immediately of any accident involving your company car in which you are involved in the course of your duties and of any charge brought against you for a motoring offence. You shall keep a record of all persons who use your company car with permission pursuant to the Luxfer Group Work Related Road Safety Handbook and the date upon which they use it and you shall provide such information to the Company immediately on request. On the termination of your employment, you are required to return your company car together with all keys and relevant documentation to the Company at its principal place of business or as otherwise directed by the Company;
OR

6.9.2
Pay you a car allowance for use of your own car as specified in the Schedule in accordance with the ‘Senior Executive Car Policy’ which shall be payable together with and in the same manner as the salary in accordance with clause 6.1. The car allowance shall not be treated as part of your basic salary for any purpose and shall not be pensionable.

The Company shall reimburse you in respect of fuel costs for business miles at the Company's business mileage rate in accordance with ‘Luxfer Group UK Personal Expenses Manual’

Use of your own car shall be subject to the Senior Executive Car Policy’ and the Luxfer Group Work Related Road Safety Handbook in force from time to time. In addition and in particular you shall take good care of your car and ensure that the provisions and conditions of any policy of insurance relating to it are observed in all respects.

You shall immediately inform the Company if you are disqualified from driving and you shall cease to be entitled to receive the car allowance or reimbursement of fuel expenses under this sub-clause 6.9.2.

7.    HOLIDAYS

7.1
In addition to normal public holidays you shall be entitled to the number of working days’ paid holiday in each holiday year as specified in the Schedule, such holiday to be taken at such time or times as may be approved by the Company.

7.2
The Company’s holiday year is from 1 April up to and including 31 March. In the respective holiday years in which your employment commences or terminates, your entitlement to holiday shall accrue on a pro rata basis for each completed calendar month of service during the relevant year.

7.3
If, on the termination of your employment, you have exceeded your accrued holiday entitlement, the value of such excess, calculated by reference to clause 7.2 and your Salary, may be deducted from any sums due to you and if there are no such sums due, you shall repay such excess to the Company on such termination. If you have unused holiday entitlement, the Company may either require you to take such unused holiday during any notice period or make a payment to you in lieu of it, calculated as above.

7.4	Holiday entitlement for one holiday year cannot be taken in subsequent holiday years unless otherwise agreed by the Company. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu of it.

7.5
Where there are shutdowns at your place of work you must, if required to do so, take part of your holiday entitlement at these times. Otherwise you may take your holiday entitlement by mutual agreement with your manager.

7.6
If you fall ill during your annual holiday, you may take further holidays to cover the period of sickness. However, to do this you must provide a medical certificate to cover the period of sickness and obtain the agreement of your manager before taking further holiday.

8.    SICKNESS BENEFIT

8.1
In the event that you are prevented by illness, accident or other injury from properly performing your duties, subject to your compliance with this clause 8 and the Company’s approval, you shall be entitled to receive sickness benefits in accordance with the Company's Sickness & Absence Policy. This policy may be amended from time to time at the Company’s discretion.

Any payments made under this clause will include any Statutory Sick Pay payable and when it is exhausted will be reduced by Social Security Sickness Benefit or other benefits recoverable by you (whether or not recovered). For the avoidance of doubt your right to receive Company sickness payments will not prejudice or in any way limit the Company’s right to terminate your employment pursuant to this Agreement.

8.2
You will notify the Company as soon as possible and at least by 10.00 am on the first day of your absence the fact of your absence and the reason and on each day thereafter. If the incapacity continues for a period of seven days or more, you will produce to the Company medical certificates for the duration of your absence.

8.3
Whether or not you are absent by reason of sickness, injury or other incapacity you will, at the request of the Company agree to have a medical examination by a doctor appointed and paid for by the Company and you authorise the Company to have unconditional access to any report or reports (including copies) produced as a result of any examination from time to time by the Company.

8.4
If you are incapable of performing your duties by reason of circumstances where you have a claim for compensation against a third party and you recover compensation for loss of earnings whether from a third party or otherwise, you shall repay a sum equal to the amount recovered, or if less, any amounts paid to you by the Company during your absence.

9.    DEDUCTION FROM PAY

9.1
You authorise the Company to deduct from your salary, any pay in lieu of notice, commission, bonus, holiday and sick pay or any termination payment any sums which you may owe to the Company including without limitation any overpayment of salary or expenses, any debt or loans or any other sum or sums which may be required to be authorised pursuant to Section 13 of the Employment Rights Act 1996.

10.    Exclusivity of Service

10.1
During the continuance of this agreement (including during any period of ‘garden leave’ pursuant to clause 15.5 below) you shall, unless prevented by ill health, devote the whole of your time and attention to the business of the Company and any Group Company for which you have responsibility and shall not without the previous consent of the Company in writing (such consent not to be unreasonably withheld) engage in any other employment or business or hold any position honorary or otherwise in any company, business, partnership or other organisation PROVIDED ALWAYS that nothing in this clause shall preclude you from holding or being otherwise interested in any other shares or other securities of any company which are for the time being quoted on any recognised stock exchange so long as your interest therein does not extend to more than 100th part of the aggregate amount of such security.

10.2
You are required to comply at all times and in all respects with the Company's requirements on declaration of interest, and those required by the Companies Act 2006 as amended from time to time and any other regulation, statute or legislation applicable to you as a director of the Company or a Group Company in any relevant jurisdiction and to promptly notify the Chief

Executive of Luxfer and/or the Company Secretary of the Company or Luxfer as appropriate in writing of any financial or other beneficial interest in outside activities whether as principal, partner, director, sole trader or otherwise. Failure to disclose such interest will be considered by the Company to be gross misconduct.

11.    CONFIDENTIALITY AND INTEGRITY

11.1
In the course of your employment you will acquire confidential information about the Company (and any Group Company) and its products, plans, systems and processes, customers and suppliers, including secret information of a technical nature as to the design, operation, specifications, costing and development of products. You will also have close contact with and knowledge of the Company's customers with whom you deal, and fellow employees.

11.2
You must at all times (whether during your employment or after it terminates) keep confidential, and must not, except with the express prior written permission of the Company or where necessary in the proper exercise of your duties, directly or indirectly use, disclose to any third party, including any employee of the Company not authorised to receive such information, or fail to keep properly secure from disclosure, all secret or confidential information of whatever kind that may have come to your knowledge during or as a result of your employment by the Company, including but without limitation information relating to the Company, its technical processes, business plans, finances, staff, customers, prospective customers, suppliers or products, information of a like kind relating to any Group Company, information which has been disclosed to the Company in confidence by a third party, and any other information of a kind that would usually be regarded as secret or confidential.

11.3
For the avoidance of doubt you will not, without limit of time, disclose to any other person, directly or indirectly, without the prior written permission of the Company or use for your own purposes or those of any other person any secret or confidential information about the Company, its products, business, customers, suppliers or employees, including without limitation:-

i)    the identity of and terms of business of any supplier of the Company;

ii)
the identity of any customer of the Company, and information as to products supplied to such customer, prices charged for any such products, and requirements and likely future requirements of such customer;

iii)
the design and constructions of any of the Company's processes or products or any proposed or potential process or product and any information as to the software systems, engineering specifications or manufacturing methods of any such product or proposed or potential product;

iv)    the Company's business plans and intentions;
v)    any information disclosed in confidence to the Company by any third party;

vi)	levels of salaries and other remuneration and benefits payable to individual employees of the Company;

vii)	any confidential information of a similar nature to the foregoing relating to any other Group Company;
being in each case information which you have acquired in the course of or by reason of your employment with the Company.
This clause 11 does not prevent you from disclosure or use of information which has at the time entered the public domain, otherwise than by your wrongful act or omission, or disclosure in obedience to an order of a court or tribunal of competent jurisdiction.
The provisions of this clause 11 are without prejudice to your duties and obligations to be implied into this Agreement at common law.

11.4
Except in the proper course of your duties under this Agreement you will not remove from the Company or any Group Company premises or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item which contains confidential information or which belongs to the Company or any Group Company.

11.5	You must not at any time make any untrue, misleading or disparaging statement relating to the Company or a Group Company.

11.6
Nothing in this clause shall be construed as preventing you from making a “protected disclosure” within the meaning of the Public Interest Disclosure Act 1998 as amended but you are advised to refer to the Company’s disclosure policy on the subject before doing so.

11.7	Any deliberate or culpable misuse or disclosure in breach of this clause will be treated as gross misconduct and may result in summary dismissal.

11.8
If you have been appointed a director of the Company or any Group Company at any time and if any circumstances should arise in which it becomes necessary for you to seek separate independent legal advice about your fiduciary responsibilities as a director of the Company or about any potential conflict between your duties owed to the Company and your duties owed to any Group Company, you shall comply with the Luxfer Board Resolution on independent professional advice for directors as amended from time to time a copy of which can be obtained from the Company Secretary of Luxfer.

12.    COMPANY PROPERTY
All notes, memoranda, drawings, designs, sketches formulae, computer software, prototypes or other equipment or materials (by whatever medium made kept or stored) concerning the business of the Company (or any supplier or customer of the Company) or Group Company as shall be made or received by you during the course of your employment shall be the property of the Company or the relevant Group Company and shall be surrendered by you to someone duly authorised in that behalf at the termination of your employment or on the request of the Company at any time during the course of your employment.
13.    INTELLECTUAL PROPERTY
13.1    In this clause 13 “Intellectual Property” means any:
i)    concept, discovery, invention, process, procedure, development or improvement in process or procedure;
ii)    data, design, formula, model, plans, drawings, documentation, database, computer program or software (including related preparatory and design materials) whether registrable or not and whether or not copyright or design rights subsist in it; and
iii)    idea, method, information or know-how
which is made, discovered, created or generated by you whether alone or with others and in the course of your employment which relates to or affects the business of the Company or any Group Company or which is capable of being used or adapted for use in connection with any such company.
13.2    Without prejudice to the provisions of the Patents Act 1977, the Copyright Designs and Patents Act 1988 and any other applicable legislation:
13.2.1    you must immediately disclose to the Company or the relevant Group Company full details of any Intellectual Property;
13.2.2    if the rights in the Intellectual Property belong to the Company or a Group Company or are capable of doing so, you will act as trustee for the Company or the relevant Group Company in relation to them;
13.2.3    if requested by the Company or a Group Company whether during your employment or after the Termination Date you will at the expense of the Company or the relevant Group Company do everything necessary (including executing documents) to:

i)    protect all current and future rights in the Intellectual Property (by applying for letters patent or other appropriate form of protection) in the United Kingdom or any other part of the world;
ii)    vest, transfer or assign such protection or right as the case may be to the Company or the relevant Group Company or its nominee with full title guarantee and the right to sue for past infringement and recover damages; and
iii)    to provide all reasonable assistance as the Company or the relevant Group Company may require to obtain, maintain or enforce rights to the Intellectual Property;
13.2.4    you hereby irrevocably and unconditionally waive in favour of the Company or the relevant Group Company the moral rights conferred on you by the Copyright Designs and Patents Act 1988 (and all similar rights in other jurisdictions) in respect of any Intellectual Property right in which the copyright is vested in the Company or the relevant Group Company under this clause or otherwise;
13.2.5    you hereby agree not to publish or disclose to any third party any information regarding Intellectual Property or do anything which may prejudice any patent or protection of Intellectual Property.

13.2.6
pending the execution of documents, necessary to effect your obligations under this clause 13 you agree to hold all rights and interest in the Intellectual Property as a bare trustee for the Company (or any Group Company)

14.    EXECUTION OF DOCUMENTS AND ATTORNEY
You hereby irrevocably authorise the Company or the relevant Group Company to appoint a person to execute any documents and to do everything necessary to effect your obligations under clause 13 on your behalf.
15.    TERMINATION

15.1
You may terminate this Agreement at any time by giving notice in writing to the Company. The Notice Period to be given by you is specified in the Schedule and must expire at the end of a calendar month.

15.2	The Company may terminate your employment under this Agreement at any time:

(i)	by giving you notice in writing. The Notice Period to be given by the Company is specified in the Schedule;

(ii)	summarily, without payment in lieu of notice or other compensation, if you are found by the Company to have:

(a)	committed gross misconduct, gross incompetence or repeat or continue any other material breach of your obligations under this Agreement; or

(b)	committed, been charged with or convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Company affect your position under this Agreement; or

(c)	breached the Company’s or Luxfer’s anti-corruption and bribery policy or related procedures; or

(d)	become bankrupt or made any arrangement or composition with your creditors generally or;

(e)	resigned or vacated your office as a director of the Company or any Group Company otherwise than by agreement with or at the request of the Company or such Group Company; or

(f)	resign or vacate your office as a member of the Executive Management Board of Luxfer otherwise than by agreement with or at the request of the Chief Executive of Luxfer.

(g)	become of unsound mind ( which includes lacking capacity under the Mental Capacity Act 2005, or a patient under any statute relating to mental health);

(h)	engaged in any conduct which brings, or has the potential to bring yourself or the Company or any Group Company into disrepute; or

(i)	otherwise to have acted in such a way that your continued employment by the Company is not practicable.

15.3
Except under the circumstances of redundancy, the Company reserves the right in the event of termination by you under clause 15.1 above or by the Company under clauses 15.2 (i) above, and without giving any reason, to make a payment equal to your gross salary only (less such tax and national insurance, and any pension contributions, as may be properly deductible) for the notice period or outstanding balance thereof, in lieu of notice, in which case your employment will end at the date of such payment without any further liability on the part of the Company under this Agreement.

15.4
At any time during the currency of notice of termination given by you or the Company under clause 15.1 or 15.2(i), the Company may exercise its rights under 15.3 above for all or any part of the outstanding period of notice.

15.5
After notice of termination has been given by either party pursuant to clause 15 or if you seek to or indicate an intention to terminate your employment without notice, provided that you continue to be paid and enjoy your full contractual benefits until your employment terminates in accordance with the terms of this Agreement, the Company may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period (as the case may be):

(i)	exclude you from the premises of the Company and/or any Group Company;

(ii)
require you to carry out specified duties (consistent with your status, role and experience) for the Company and/or any Group Company other than those referred to in clause 2 or to carry out no duties;

(iii)
announce to employees, suppliers and customers of the Company and/or any Group Company and the New York Stock Exchange or other applicable regulatory body that you have been given notice of termination or have resigned (as the case may be);

(iv)
instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company and/or any Group Companies until his employment under his Agreement has terminated.

(v)
(If you have been appointed a director of the Company or any Group Company at any time) request you to give notice resigning immediately without claim for the compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

(i)	as a director of the Company and all such Group Companies of which you are a director; and

(ii)
all trusteeships held by you of any pension scheme or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

For the avoidance of doubt, your duties and obligations under clause 2 and, those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.

15.6	On commencement of any period of exclusion pursuant to clause 15.5 you will deliver up to the Company in accordance with clause 12 all property belonging to the Company or any Group Company.

15.7
During any period of exclusion pursuant to clause 15.5 you will not be entitled to accrue holiday or any bonus. Any untaken holiday entitlement accrued up to the date of commencement of leave should be taken during the leave period. You agree to notify the Company of any days or days during the exclusion period when you will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Company.

15.8	Before and after termination of your employment, you will provide the Company and/or any Group Company with reasonable assistance regarding matters of which you have knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

15.9	At any time after notice (including summary notice) to terminate this Agreement has been served or received by the Company, the Company may require you to

(i)	transfer, without payment, to the Company (or as the Company may direct) any nominee shareholdings provided to you by or held by you in or on behalf of any Group Company; and/or

(ii)
return to the Company on request any documents, computer disks and tapes and other tangible items in your possession or under your control which belong to the Company or any Group Company or which contain or refer to any confidential information; and/or

(iii)
delete all confidential information from any computer, disks, tapes or other re-usable material in your possession or under your control and destroy all other documents and tangible items in your possession or under your control which contain or refer to any confidential information.

If you fail to comply with clauses 15.9(i) and/or 15.9(ii) within seven days of being required, the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any document or do anything necessary or requisite to effect such resignation(s) and/or transfer(s) (without prejudice to any claims which you may have against the Company arising out of this Agreement or its termination).

15.10
If your employment by the Company is terminated in connection with any reconstruction or amalgamation of the Company (whether by winding up or otherwise) or sale of the Company’s undertaking or assets where the Transfer of Undertakings (Protection of Employment) Regulations 2006 do not apply and:

(i)	you receive an offer or employment with any company concerned with such reconstruction, amalgamation or sale; and

(ii)	the offer is for employment of a similar nature (whether or not involving a change of status) and on terms generally no less favourable than those of your employment under this Agreement;
then you shall have no claim against the Company in respect of the termination of your employment
16    RESTRICTIONS FOLLOWING TERMINATION
16.1    In this clause 16 the following expressions have the following meanings:

“Critical Person”
any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

“Products or Services”
products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period including for the avoidance of doubt but not limited to high pressure and composite gas cylinders; magnesium alloys, powders and wrought products; chemically derived zirconium oxides and chemicals; superplastically formed aluminium and composite components and any additional core product lines that the Company or a Group Company may have manufactured in the Relevant Period prior to you leaving the Company for whatever reason;

“Relevant Customer”	any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
i) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or
ii)a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or
iii)in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which you were directly concerned or connected or of whom or which you had personal knowledge during the Relevant Period in the course of your employment hereunder;
“Relevant Group Company”	any Group Company (other than the Company) for which you have performed services under this Agreement or for which you had operational/management responsibility at any time during the Relevant Period;
“Relevant Period”	the period of 12 months immediately before the Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to clause 16.2 if earlier;
“Relevant Products or Services”	Products or Services with which sale or supply you were directly concerned or connected or of which you had personal knowledge during the Relevant Period in the course of your employment hereunder;
“Restricted Territory”	any country in which the Company or any Group Company has a material interest in the sale or supply of Products or Services.
16.2You will not without the prior written consent of the Company (such consent not to be unreasonably withheld) directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

16.2.1
within the Restricted Territory for a period of twelve months from the Termination Date be engaged, concerned or interested in, or provide commercial or professional advice to, any other business which supplies Products or Services in competition with the Company or any Relevant Group Company PROVIDED that this restriction does not apply to prevent you from: (i) undertaking duties or activities which are materially different from those undertaken by you during the Relevant Period in the performance of your duties hereunder; or (ii) holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than four per cent of the votes which could be cast at a general meeting of such company;

16.2.2
within the Restricted Territory for a period of twelve months from the Termination Date be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied products or services to the Company or any Relevant Group Company or is or was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company if such engagement, concern or interest causes or would cause the supplier to cease, alter or materially to reduce its supplies to the Company (or any Relevant Group Company as the case may be) or the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Relevant Group Company; or

16.2.3
for a period of twelve months from the Termination Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

16.2.4
for a period of twelve months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

16.2.5
for a period of twelve months from the Termination Date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company;

16.2.6	use in connection with any business any name, which includes the name of the Company or any Group Company or any colourable imitation of it.

16.3
Whilst the restrictions in this clause 16 (on which you have had an opportunity to take independent advice as you hereby acknowledge) are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 16 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 16.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

16.4
The parties agree that the periods referred to in sub-clauses 16.2.1, 16.2.2, 16.2.3, 16.2.4 and 16.2.5 above will be reduced by one day for every day during which at the Company’s direction and pursuant to clause 15.5 above you have been excluded from the Company’s premises and/or have not carried out any duties or have carried out duties other than your normal duties.

16.5
If you breach any of the provisions in this clause 16 the Company will be entitled by written notice to you to extend the period during which the provisions of clause 16 which have been breached apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. You hereby agree that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel you to comply with the provisions of this clause 16 and/or damages, as the case may be.

16.6	For the purposes of clause 16 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies and all Group Companies respectively.

16.7
If you apply for or are offered a new employment, appointment or engagement, before entering into any related contract you will bring the terms of this Agreement to the attention of a third party proposing directly or indirectly to employ, appoint or engage you.

17.    NOTICES
Any notice given under this Agreement shall be deemed well served if when addressed to the Company it be left at the address identified in this Agreement or be sent by first class post addressed to that address, or if when addressed to you it be served personally or be sent by first class post addressed to you at the usual or last known address and in case of service by first class post the date of service shall be the date following the date of posting.

18.    DATA PROTECTION

18.1
For the purposes of the Data Protection Act 1998 you consent to the processing of all or any personal data (in manual, electronic or any other form) relevant to your employment, by the Company or any Group Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality. Processing includes, but is not limited to, obtaining, recording, using and holding data relating to you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you, including, as appropriate:

(a)	Information about your physical or mental health or condition in order to monitor sick leave and take decisions about your fitness to work;

(b)	Your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

(c)	Information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

18.2
The Company may make such information available to any Group Company, those who provide products and services to the Company or any Group Company (such as advisers and payroll administrators) regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or any Group Company or the business in which you work.

18.3
You consent to the transfer of such information to any Group Company and the Company or any Group Company business contacts outside the European Economic Area in order to further its or their the business interests even where the country or territory in question does not maintain adequate data protection standards.

19.    RELEVANT LAW

19.1	This Agreement shall be governed by and construed under the laws of England and Wales and the parties hereto submit to the jurisdiction of the Courts of England and Wales.

19,2
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

20.    OVERRIDING LEGISLATION
This Agreement is subject to any overriding legislation.

21.    HEADINGS
The headings to the clauses of this Agreement are for convenience of reference only and shall not affect the meanings or construction of anything herein contained.

22.    ASSIGNMENT
The benefit and burden of this Agreement shall devolve upon and be enforceable by and against not only the Company but also its assignees.

23.    EFFECT OF TERMINATION
The expiration or termination of this Agreement shall not operate to affect any provisions contained in this Agreement, which are specifically expressed such as to operate or have effect after this Agreement has terminated.

24.    GRIEVANCE
You may refer any grievance to the Company by written submissions in accordance with the Company's Grievance Procedure.
To the extent that statute allows for this the Company’s Grievance Procedure is not incorporated by reference into this Agreement and therefore does not form part of your contract of employment.

25.    DISCIPLINARY PROCEDURE

25.1	The Company has a disciplinary procedure.
To the extent that statute allows for this the Company’s Disciplinary Procedure is not incorporated by reference into this Agreement and therefore does not form part of your contract of employment.

25.2
The Company shall be entitled prior to and during the course of any investigations to suspend you (with or without pay) and exclude you from the premises of the Company if suspension is necessary to allow a proper investigation to be conducted or if there may be circumstances, which would entitle the Company to dismiss you summarily.

26.	RIGHTS OF THIRD PARTIES
Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999

27.    STATUTORY INFORMATION
The terms set out in this Agreement include those required to be included in a statement of the terms of your employment under section 1 and 2 of the Employment Rights Act 1996, and this Agreement is therefore also the statement required to be given to you. In order to meet the statutory requirements the Company is required to give particulars of any collective agreements applicable to your employment: there are no such collective agreements applicable by your employment.

28    RESIGNATION AS A DIRECTOR

28.1
If you have been appointed a director of the Company or a Group Company at any time, you will on termination of your employment for any reason at the request of the Board (pursuant to either a resolution of the Board or members of the Company) give notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

(i)	as a director of the Company and all such Group Companies of which you are a director; and

(ii)
all trusteeships held by you of any pension scheme or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

28.2
If notice pursuant to clause 28.1 or 15.5(v) is not received by the relevant company within seven days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

28.3
Except with the prior written agreement of the Chief Executive of Luxfer , you will not during your employment under this Agreement resign your office as a director of the Company or any Group Company and if you do so without the consent or concurrence of the Chief Executive of Luxfer , the Company will be entitled to terminate your employment pursuant to clause 15.2(d) or at the Company’s absolute discretion, to treat such resignation as notice of termination given by you to the Company pursuant to clause 15.1.

THE SCHEDULE	For : GRAHAM WARDLOW	Ref to Clause
1.Position	Divisional Managing Director, MEL Chemicals	1.1
2.Commencement Date	1 May, 2017	1.2
3.Continuity of Employment	3rd September 1984	1.2
4.Location	Swinton, Manchester	5
5. Basic Salary	£# per annum	6.1
6.Maximum Bonus Potential	#% of basic salary (or such higher figure as the CEO sets annually within the Group Remuneration Policy)	6.2
7.Pension Scheme	Salary Supplement of #% of basic salary (with ability to contribute from this into LGRSP)	6.4
8.Private Medical Insurance	Family membership of Health Scheme Married membership of Dental Scheme	6.6
9.Company Car (or Allowance)	Category 1B (or £# car allowance per month)	6.9
10.Holiday entitlement	25 days	7.1
11.Notice Period: to be given by Employee	Twelve months	15.1
12.Notice Period: to be given by Employer	Twelve months	15.2
NB: The Schedule is at all times to be read in conjunction with the Contract of Employment and in the event of conflict the latter shall prevail.

This Agreement has been signed on behalf of the Company and executed and delivered as a deed by Graham Wardlow on the date set out below

Signed for and on behalf of Magnesium Elektron Limited:

Director
Signed: …………………………………………………………………………

Name: …………………………………………………………………………

Dated: …………………………………………………………………………

Secretary
Signed: …………………………………………………………………………

Name: …………………………………………………………………………

Dated: …………………………………………………………………………

Executed and Delivered as a Deed by Graham Wardlow

Signed: …………………………………………………………………………

Name: …………………………………………………………………………

Dated: …………………………………………………………………………

Witnessed by:

Signed: …………………………………………………………………………

Name: …………………………………………………………………………

Dated: …………………………………………………………………………